Exhibit 21.01
SYMANTEC CORPORATION
SUBSIDIARIES

State or Other Jurisdiction
Name of Subsidiary	of Incorporation
AXENT (EMEA) Limited	United Kingdom
BindView Development Corporation	Texas, USA
DataCenter Technologies N.V.	Belgium
Delrina Corporation	Canada
Ejasent, Inc.	California, USA
Invio Software, Inc.	Delaware, USA
Jareva Technologies, Inc.	Delaware, USA
Kvault Software Ltd.	United Kingdom
Precise Software Solutions, Inc.	Delaware, USA
Sygate Technologies LLC	California, USA
Symantec (Australia) Pty Ltd.	Australia
Symantec (Canada) Corp.	Canada
Symantec (Japan), Inc.	Japan
Symantec Australia Holding Pty. Ltd.	Australia
Symantec Cyprus Ltd.	Cyprus
Symantec Financing Ltd.	United Kingdom
Symantec Holdings Limited	Ireland
Symantec Information Technology (Beijing) Ltd.	China
Symantec International Ltd.	Ireland
Symantec Israel Ltd.	Israel
Symantec Limited	Ireland
Symantec Security Services Holding Ltd.	United Kingdom
Symantec STDL Limited	United Kingdom
Symantec Technology Services GmbH	Germany
Symantec UK (Limited)	United Kingdom
Symantec US Holdings LLC	Delaware, USA
The Kernel Group Incorporated	Delaware, USA
VERITAS Operating Corporation	Delaware, USA
VERITAS Software Corporation	Delaware, USA
VERITAS Software International Holding Limited	Ireland
VERITAS Software (Beijing) Co., Ltd	China
VERITAS Software Asia Pacific Trading PTE Ltd.	Singapore
VERITAS Software Global LLC	Delaware, USA
VERITAS Software GmbH	Austria
VERITAS Software India PVT. LTD.	India
VERITAS Software Holdings Ltd.	Ireland
VERITAS Software International Limited	Ireland
VERITAS Software Investment Company	Delaware, USA
VERITAS Software Technology Corporation	Delaware, USA
W. Quinn, Inc.	Delaware, USA